EXHIBIT 99.1

Press Release:

China Energy Savings Technology, Inc. Received Notice of Delisting

China Energy Savings Technology, Inc. (NASDAQ: CESV) today announced that it received on May 10, 2006 a staff determination letter from the Nasdaq Stock Market stating that the staff believes that due to public interest concerns under Marketplace Rule 4300 and that the Registrant may have violated Marketplace Rules 4330 and 4420, the staff determined to delist the Registrant’s securities from the Nasdaq Stock Market at the opening of business on Friday, May 19, 2006 unless the Company requests a hearing in accordance with Nasdaq Marketplace Rules. While the Company does not agree with the staff’s determination, it is the Company’s intention not to request such a hearing.